EXECUTION VERSION

EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into by and between E*TRADE Financial Corporation (the “Company”) and Rodger A. Lawson (“Executive”) as of September 12, 2016 (the “Effective Date”).
1.Position and Duties:
(a)    Appointment; Efforts: As of the Effective Date, Executive will become Executive Chairman of the Company. Executive agrees to devote all necessary time, energy and skill to Executive’s duties at the Company.
(b)    Duties and Responsibilities: Executive will have such duties, responsibilities and authorities as are determined by the Board of Directors of the Company (the “Board”) and consistent with the Company's Corporate Governance Guidelines and corporate governance structure as in effect from time-to-time.
(c)    Indemnification: The Company shall provide Executive with the same indemnification and D&O insurance protection provided from time to time to its officers and directors generally. Notwithstanding anything to the contrary in this Agreement, the rights of Executive to indemnification and the D&O insurance coverage with respect to all matters, events or transactions occurring or effected during the Executive’s period of employment with the Company shall survive the termination of Executive’s employment.
2.    Term of Agreement: This Agreement shall remain in effect through December 31, 2018 (the “Term”), unless Executive’s employment is terminated earlier by either party, subject to payments under Section 5 hereof to the extent applicable; provided that in the event of a Change in Control during the Term of this Agreement, the Term shall automatically be extended to the second anniversary of the date of such Change in Control. Executive’s employment with the Company shall be “at-will”. Unless Executive terminates Executive’s employment prior to the end of the Term pursuant to the terms of this Agreement, Executive’s continued employment following the end of the Term shall continue to be on an at-will basis and on such terms and conditions as the parties may agree.
3.    Compensation: During the Term, Executive shall be compensated by the Company for Executive’s services as follows:
(a)    Base Salary: Executive shall be paid an annualized base salary of $850,000 per year, subject to applicable withholding, in accordance with the Company’s normal payroll procedures. Executive’s base salary may be adjusted from time to time in the discretion of the Board, subject to the provisions of Section 5 (incorporating the definitions set forth in Section 7) (this is referred to as the “Base Salary”).
(b)    Performance Bonus: Executive shall have the opportunity to earn an annual performance bonus. The performance bonus shall be earned upon the Executive and the Company meeting pre-established performance targets. Executive’s cash bonus target amount is $1,650,000; provided that for 2016, the target amount shall be $500,000. The annual cash bonus, if earned, will be paid at the same time and in the same manner as payments to similarly situated executives of the Company and, except as expressly provided otherwise in this Agreement or in the applicable bonus plan document, shall not be earned unless Executive remains employed with the Company on the date of payment. Executive’s cash bonus target amount may be adjusted from time to time in the discretion of the Board, subject to the provisions of Section 5 (incorporating the definitions set forth in Section 7).
(c)    Benefits: Executive shall have the right, on the same basis as other senior executives of the Company, to participate in and to receive benefits under any of the Company’s employee benefit plans, as such plans may be modified from time to time.
4.    Equity Compensation.
(a)    Generally. Executive will be eligible to receive equity compensation awards from time to time if the Board or its designee, in its sole discretion, determines that such an award(s) is appropriate.
(b)    Annual Equity Grant. Executive’s target equity bonus for performance during each calendar year of the Term, commencing with 2017, is $2,500,000, of which $1,500,000 shall be in the form of Performance Stock Units (“PSUs”) and the remaining $1,000,000 shall be in the form of Restricted Stock Units (“RSUs”), in each case subject to the Company’s 2015 Omnibus Incentive Plan, as amended from time to time, or any successor thereto (the “Equity Plan”), and the then current form of RSU and PSU agreement. Executive’s target equity bonus amount may be adjusted from time to time in the discretion of the Board, subject to the provisions of Section 5 (incorporating the definitions set forth in Section 7).
(c)    One-Time Grant. On or as soon as practicable following the Effective Date, Executive shall receive a one-time grant of PSUs with a grant date value of $455,000 and a one-time grant of RSUs with a grant date value of $300,000, in each case subject to the terms and conditions of the Equity Plan and an RSU agreement and PSU agreement to be provided to Executive by the Company.
5.    Effect of Termination of Employment During the Term:

(a)    Involuntary Termination outside a Change in Control Period: If Executive’s employment with the Company is terminated as a result of an Involuntary Termination outside of a Change in Control Period, then subject to Executive signing the Release and any revocation period with respect thereto expiring without revocation within 60 days following the date of termination, Executive shall receive the following benefits, in addition to any compensation and benefits earned and unpaid under Section 3 through the date of Executive’s termination of employment:
(i)    a lump sum cash severance payment equal to Executive’s annual Base Salary payable from the date of such termination of employment through December 31, 2018, which payment shall be paid within 30 days following the effectiveness of the Release, but in no event later than March 15 of the year following the year in which such termination of employment occurs
(ii)    payment of the annual cash performance bonus that would have been paid to Executive had he remained employed through the date of payment in accordance with Section 3(b) in respect of (A) the year in which the termination occurs and, (B) if applicable, each subsequent year through and including the 2018 calendar year, in each case based on the Company’s actual performance for the year to which such annual cash performance bonus relates and payable no later than March 15 of the year following the year to which such annual cash performance bonus relates;
(iii)    reimbursement for the cost of medical coverage at a level equivalent to that provided by the Company immediately prior to termination of employment, through the earlier of: (A) December 31, 2018, or (B) the date that Executive becomes eligible for medical coverage from a subsequent employer; provided that (x) it shall be the obligation of Executive to inform the Company that Executive has become eligible for such medical coverage and (y) such reimbursement shall be made by the Company subsidizing or reimbursing COBRA premiums or, if Executive is no longer eligible for COBRA continuation coverage, by a lump sum payment based on the monthly premiums immediately prior to the expiration of COBRA coverage;
(iv)    any options, restricted stock awards, restricted stock units and other equity awards at any particular time that are subject to vesting based solely on the Executive’s continued employment (“Time-Based Equity Grants”) and that are unvested on the date of termination of employment (collectively, the “Post-Termination Awards”) shall not terminate, but will remain eligible to become vested (and, with respect to restricted stock units (“RSUs”), converted into shares) on their normal vesting dates as if Executive’s employment had not terminated (the “Scheduled Vesting Date”); provided that all of the Post-Termination Awards will be canceled immediately if any of the following events (the “Post-Termination Events”) occur at any time before the applicable Scheduled Vesting Date:

•	Executive acts in any manner that the Compensation Committee of the Board determines is contrary or materially harmful to the interests of the Company or any of its subsidiaries;

•
Executive encourages or solicits any employee, consultant, or contractor of the Company or its affiliates to leave or diminish their relationship with the Company for any reason or to accept employment, consultancy or a contracting relationship with any other company

•
Executive, directly or indirectly, encourages or solicits or attempts to encourage or solicit any customers, clients, partners or affiliates of the Company to terminate or diminish their relationship with the Company;

•	Executive disparages the Company or its officers, directors, employees, products or services;

•
Executive misuses or discloses the Company’s confidential or Proprietary Information, breaches any proprietary information, confidentiality agreement or any other agreement between Executive and the Company (or any of its affiliates), or breaches the Release;

•
Executive fails or refuses to reasonably cooperate with or assist the Company in a timely manner in connection with any investigation, regulatory matter, lawsuit or arbitration in which the Company is a subject, target or party and as to which Executive may have pertinent information; or

•
the Company determines that Executive’s employment could have been terminated for Cause (regardless of any “cure” periods) or that Executive’s actions or omissions during employment caused a restatement of the Company’s financial statements or constituted a violation of the Company’s policies and standards

Notwithstanding the foregoing, (i) the Post-Termination Awards shall become fully vested and, if applicable, settled upon the death of Executive or upon a Change in Control that constitutes a “a change in ownership”, a “change in effective control”, or a “change in the ownership of a substantial portion of the assets” of the Company under Section 409A and the Section 409A Regulations (a “409A Change in Control”), so long as such death or 409A Change in Control occurs following the applicable termination date and prior to the earlier of the final Scheduled Vesting Date or the occurrence of a Post-Termination Event, and (ii) to the extent required to avoid acceleration taxation or tax penalties under Section 409A, the settlement of the tranche of RSUs that would first vest following the termination date if the Executive remained in employment shall occur on the latest of (1) the applicable Scheduled Vesting Date, (2) the date the Release becomes effective and (3) the 60th day following the date of termination, if the 60 day period referenced in this Section 5(a) in respect of the Release begins in one calendar year and ends in another.
(b)    Involuntary Termination during a Change in Control Period: If Executive’s employment with the Company is terminated as a result of an Involuntary Termination during a Change in Control Period, then subject to Executive signing the Release and any revocation period with respect thereto expiring without revocation within 60 days following the date of termination, Executive shall receive the following benefits, in addition to any compensation and benefits earned and unpaid under Section 3 through the date of Executive’s termination of employment:
(i)    a lump sum cash severance payment equal to two times the sum of (x) Executive’s annual Base Salary and (y) Executive’s annual cash performance bonus at the target payment level, which payment shall be paid within 30 days following the effectiveness of the Release, but in no event later than March 15 of the year following the year in which such termination of employment occurs;
(ii)    a lump sum cash payment equal to the product of (x) the annual cash performance bonus that would have been paid to Executive had he remained employed through the date of payment in accordance with Section 3(b), based on the Company’s actual performance for the year in which such termination occurs, and (y) a fraction, the numerator of which is the number of days elapsed in the calendar year in which such termination occurs and the denominator of which is 365, which payment shall be paid no later than March 15 of the year following the year in which such termination of employment occurs;
(iii)    each Time-Based Equity Grant shall become fully vested (and, with respect to RSUs, converted into shares) in full as of the date on which the Release becomes effective; provided that, to the extent necessary to avoid accelerated taxation or tax penalties under Section 409A, (x) if such termination occurs during a Change in Control Period but prior to a 409A Change in Control, then to the extent necessary to avoid accelerated taxation or tax penalties under Section 409A, any RSUs will be settled on the same dates on which such settlement would have occurred if the Executive remained employed and (y) if the 60 day period referenced in this Section 5(b) in respect of the Release begins in one calendar year and ends in another, then the RSUs will be settled in the second calendar year;

(iv)    reimbursement for the cost of medical coverage at a level equivalent to that provided by the Company immediately prior to termination of employment, through the earlier of: (A) 24 months following Executive’s termination of employment, or (B) the date that Executive becomes eligible for medical coverage from a subsequent employer; provided that (x) it shall be the obligation of Executive to inform the Company that Executive has become eligible for such medical coverage and (y) such reimbursement shall be made by the Company subsidizing or reimbursing COBRA premiums or, if Executive is no longer eligible for COBRA continuation coverage, by a lump sum payment based on the monthly premiums immediately prior to the expiration of COBRA coverage.
(c)    Death or Permanent Disability.
(i)    In the event of Executive’s death or termination as a result of Permanent Disability, all Time-Based Equity Grants held by Executive, to the extent then outstanding, shall become fully vested (and, with respect to RSUs, converted into shares) as of the date of such termination.
(ii)    In the event the Executive’s employment terminates as a result of Executive’s death or Permanent Disability, Executive (or Executive’s estate, as applicable) shall be entitled to a pro rata share of the Executive’s cash or other performance bonus to the date of death or Permanent Disability, based on target performance.
(d)    Retirement and Retirement Eligibility.
(i)    Retirement outside a Change in Control Period: If Executive’s employment with the Company is terminated as a result of Executive’s Retirement outside of a Change in Control Period, then subject to Executive signing the Release and any revocation period with respect thereto expiring without revocation within 60 days following the date of termination, any Post-Termination Awards shall not terminate, but will remain eligible to become vested (and, with respect to RSUs, converted into shares) on the applicable Scheduled Vesting Dates; provided that (1) to the extent required to avoid acceleration taxation or tax penalties under Section 409A, the settlement of the tranche of RSUs that would first vest following the termination date if the Executive remained in employment shall occur on the latest of (x) the applicable Scheduled Vesting Date, (y) the date the Release becomes effective and (z) the 60th day following the date of termination, if the 60 day period referenced in this Section 5(a) in respect of the Release begins in one calendar year and ends in another, (2) all of the Post-Termination Awards will be canceled immediately if any of the Post-Termination Events occur at any time before the applicable Scheduled Vesting Date and (3) notwithstanding anything set forth in this paragraph to the contrary, the Post-Termination Awards shall become fully vested and settled upon the death of the Participant or upon a 409A Change in Control.
(ii)    Retirement-Eligibility during a Change in Control Period: If Executive is or becomes Retirement-Eligible during a Change in Control Period, then subject to Executive signing the Release and any revocation period with respect thereto expiring without revocation within 60 days following the date thereof, each Time-Based Equity Grant shall become fully vested (and, with respect to RSUs, converted into shares) in full as of the date on which the Release becomes effective; provided that, to the extent necessary to avoid accelerated taxation or tax penalties under Section 409A, (x) if such Retirement-Eligibility occurs during a Change in Control Period but prior to a 409A Change in Control, then to the extent necessary to avoid accelerated taxation or tax penalties under Section 409A, any RSUs will be settled on the same dates on which such settlement would have occurred if the Executive remained employed and (y) if the 60 day period referenced in this Section in respect of the Release begins in one calendar year and ends in another, then the RSUs will be settled in the second calendar year.
(e)    Other Termination: In the event of a termination of Executive’s employment not specified under Section 5(a), Section 5(b), Section 5(c) or Section 5(d) above, including, without limitation, a termination for Cause, Executive shall not be entitled to any compensation or benefits from the Company, other than those earned and unpaid under Section 3 through the date of Executive’s termination and, in the case of each stock option, restricted stock award or other Company stock-based award granted to Executive, the extent to which such awards are vested through the date of Executive’s termination or as otherwise provided in the applicable award agreement.
6.    Certain Tax Considerations:
(a)    Section 409A:
(i)    The payments under Section 5 are intended to qualify for the short-term deferral exception to Section 409A of the Code (“Section 409A”) described in the regulations promulgated under Section 409A (the “Section 409A Regulations”) to the maximum extent possible, and to the extent they do not so qualify, they are intended to qualify for the involuntary separation pay plan exception to Section 409A described in the Section 409A Regulations to the maximum extent possible. To the extent Section 409A is applicable to this Agreement, this Agreement is intended to comply with Section 409A, and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall have no right, without Executive’s consent, to accelerate any payment or the provision of any benefits under this Agreement if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A. To the extent any payment hereunder is determined to be deferred compensation subject to Section 409A and the timing of such payment is conditioned on the Release becoming effective, then to the extent required to avoid penalty under Section 409A, any such payment hereunder that could be paid in either of two taxable years shall be made in the second taxable year.
(ii)    Without limiting the generality of the foregoing, if Executive is a “specified employee” within the meaning of Section 409A, as determined under the Company’s established methodology for determining specified employees, on the date of termination of employment, then to the extent required in order to comply with Section 409A, amounts that would otherwise be payable under this Agreement during the six-month period immediately following such termination date shall instead be paid (together with interest at the then current six-month LIBOR rate) on the first business day after the first to occur of (i) the date that is six months following Executive’s termination of employment and (ii) the date of Executive’s death.
(iii)    Except as expressly provided otherwise herein, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code.
(iv)    For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of Executive’s employment that constitutes a “separation from service” within the meaning of the default rules of Section 409A of the Code; provided, however, that, in the event of the Executive’s Permanent Disability, “separation from service” means the date that is six months after the first day of disability.
(b)    280G Limitation:
(i)    If the payments and benefits provided to Executive under this Agreement, either alone or together with other payments and benefits provided to Executive from the Company (including, without limitation, any accelerated vesting thereof) (the “Total Payments”), would constitute a “parachute payment” (as defined in

Section 280G of the Code) and be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Total Payments shall be reduced if and to the extent that a reduction in the Total Payments would result in Executive retaining a larger amount than if Executive received all of the Total Payments, in each case measured on an after-tax basis (taking into account federal, state and local income taxes and, if applicable, the Excise Tax). The determination of any reduction in the Total Payments shall be made at the Company’s cost by the Company’s independent public accountants or another firm designated by the Company and reasonably approved by Executive, and may be determined using reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company shall pay Executive’s costs incurred for tax, accounting and other professional advice in the event of a challenge of any such reasonable, good faith interpretations by the Internal Revenue Service.
(ii)    In the case of a reduction in the Total Payments pursuant to Section 6(b) (i), the Total Payments will be reduced in the following order: (a) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (b) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (c) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (d) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (e) all other non-cash benefits not otherwise described in clauses (b) or (d) will be next reduced pro-rata.
7.    Certain Definitions: For the purposes of this Agreement, the following capitalized terms shall have the meanings set forth below. For the avoidance of doubt, to the extent any of the following defined terms conflict with any corresponding defined term in any other agreement applicable to Executive, the following defined terms shall prevail:
(a)    “Cause” shall mean any of the following:
(i)    Executive’s theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any material employment or Company records;

(ii)    Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs Executive’s ability to perform Executive’s duties with the Company;
(iii)    Executive’s intentional and repeated failure to perform stated duties after notice from the Company of, and a reasonable opportunity to cure, such failure;
(iv)    Executive’s improper disclosure of the Company’s confidential or Proprietary Information;
(v)    any material breach by Executive of the Company’s Code of Professional Conduct, which breach shall be deemed “material” if it results from an intentional act by Executive and has a material detrimental effect on the Company’s reputation or business; or
(vi)    any material breach by Executive of this Agreement or of any agreement regarding proprietary information and inventions, which breach, if curable, is not cured within thirty (30) days following written notice of such breach from the Company.
In the event that the Company terminates Executive’s employment for Cause, the Company shall provide written notice to Executive of that fact prior to, or concurrently with, the termination of employment. Failure to provide written notice that the Company contends that the termination is for Cause shall constitute a waiver of any contention that the termination was for Cause, and the termination shall be irrebuttably presumed to be an involuntary termination without Cause. However, if, within thirty (30) days following the termination, the Company first discovers facts that would have established “Cause” for termination, and those facts were not known by the Company at the time of the termination, then the Company shall provide Executive with written notice, including the facts establishing that the purported “Cause” was not known at the time of the termination, and the Company will pay no severance.
(b)    “Change in Control” shall have the meaning set forth in the Equity Plan.
(c)    “Change in Control Period” shall mean the period commencing on the earlier of: (i) 60 days prior to the date of consummation of the Change in Control; (ii) the date of the first public announcement of a definitive agreement that would result in a Change in Control (even though still subject to approval by the Company’s stockholders and other conditions and contingencies); or (iii) the date of the public announcement of a tender offer that is not approved by the Incumbent Directors and ending on the two year anniversary date of the consummation of the Change in Control.
(d)    “Change in Control Period Good Reason” shall mean any of the following conditions:
(i)    a material decrease in Executive’s Base Salary other than as part of any across-the-board reduction applying to all senior executives of an acquiror;
(ii)    a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against Executive’s title, authority, responsibilities or duties immediately prior to such change;
(iii)    any material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive;
(iv)    any failure of the Company to obtain the assumption (by operation of law or by contract) of this Agreement by any successor or assign of the Company; or
(v)    any purported termination of Executive’s employment for “material breach of contract” which is purportedly effected without providing the “cure” period, if applicable, described in Section 7(a)(vi), above; provided that Executive shall have provided written notice to the Company of the existence of the condition constituting Good Reason within 90 days of the initial existence of the condition.
(e)    “Code” means the Internal Revenue Code of 1986, as amended.
(f)    “Incumbent Directors” shall mean members of the Board who either (i) are members of the Board as of the date hereof, or (ii) are elected, or nominated for election, to the Board with the affirmative vote of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of members of the Board).
(g)    “Involuntary Termination” shall mean the occurrence of one of the following:
(i)    termination by the Company of Executive’s employment with the Company for any reason other than Cause at any time;

(ii)    Executive’s resignation from employment for Non Change in Control Period Good Reason within six months following the occurrence of the event constituting Non Change in Control Period Good Reason; or
(iii)    during a Change in Control Period, Executive’s resignation from employment for Change in Control Period Good Reason within six months following the occurrence of the event constituting Change in Control Period Good Reason.
(h)    “Non Change in Control Period Good Reason” shall mean any of the following conditions first occurring outside of a Change in Control Period and occurring without Executive’s written consent:
(i)    a decrease in Executive’s Base Salary of greater than 20% during the Term, in the aggregate;
(ii)    a material, adverse change in Executive’s title, authority, responsibilities or duties, as measured against Executive’s title, authority, responsibilities or duties immediately prior to such change; provided that for purposes of this subsection, a material, adverse change shall not occur merely by a change in reporting relationship; or
(iii)    any material breach by the Company of any provision of this Agreement, which breach is not cured within thirty (30) days following written notice of such breach from Executive; provided that Executive shall have provided written notice to the Company of the existence of the condition constituting Good Reason within 90 days of the initial existence of the condition.
(i)    “Permanent Disability” shall mean Executive’s permanent and total disability within the meaning of Section 22(e)(3) of the Code.
(j)    “Proprietary Information” is information that was developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed to the Company, which has commercial value in the Company’s business. “Proprietary Information” includes, but is not limited to, software programs and subroutines, source and object code, algorithms, trade secrets, designs, technology, know-how, processes, data, ideas, techniques, inventions (whether patentable or not), works of authorship, formulas, business and product development plans, vendor lists, customer lists, terms of compensation and performance levels of Company employees, and other information concerning the Company’s actual or anticipated business, research or development, or which is received in confidence by or for the Company from another person or entity.

(k)    “Release” shall mean a general release of claims substantially in the form attached as Exhibit A hereto.
(l)    “Retirement” means termination of the Executive’s employment at or following the Executive becoming Retirement-Eligible.
(m)    “Retirement-Eligible” means the Executive is at least age 60 and has at least 5 years of service with the Company and its affiliates as an employee on or after the Effective Date.
8.    Insider Trading Policy: Executive agrees to abide by the terms and conditions of the Company’s Insider Trading Policy, as it may be amended from time to time.
9.    Dispute Resolution: In the event of any dispute or claim relating to or arising out of this Agreement (including, but not limited to, any claims of breach of contract, wrongful termination or age, sex, race or other discrimination), Executive and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in New York, New York in accordance with its National Employment Dispute Resolution rules. Executive acknowledges that by accepting this arbitration provision Executive is waiving any right to a jury trial in the event of such dispute. In connection with any such arbitration, the Company shall bear all costs not otherwise borne by a plaintiff in a court proceeding.
10.    Attorneys’ Fees: The prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any action brought to enforce any right arising out of this Agreement. The Company shall pay Executive’s reasonable legal fees in connection with the review and negotiation of this Agreement and any ancillary services related thereto.
11.    General.
(a)    Successors and Assigns: The provisions of this Agreement shall inure to the benefit of and be binding upon the Company, Executive and each and all of their respective heirs, legal representatives, successors and assigns. The duties, responsibilities and obligations of Executive under this Agreement shall be personal and not assignable or delegable by Executive in any manner whatsoever to any person, corporation, partnership, firm, company, joint venture or other entity. Executive may not assign, transfer, convey, mortgage, pledge or in any other manner encumber the compensation or other benefits to be received by Executive or any rights which Executive may have pursuant to the terms and provisions of this Agreement, except to the extent permitted by the applicable plan for financial or estate planning purposes.

(b)    Amendments; Waiver: No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(c)    Notices: Any notices to be given pursuant to this Agreement by either party to the other party may be effected by personal delivery or by overnight delivery with receipt requested.
Mailed notices shall be addressed to the parties at the addresses stated below, but each party may change its or Executive’s address by written notice to the other in accordance with this Paragraph:
Mailed notices to Executive shall be addressed to the last known address provided by Executive to the Company,
Mailed notices to the Company shall be addressed as follows:

E*TRADE Financial Corporation
671 North Glebe Road
12th Floor
Arlington, VA 22203
Attention: General Counsel
(d)    Entire Agreement: This Agreement constitutes the entire employment agreement between Executive and the Company regarding the terms and conditions of Executive’s employment and any amounts due on termination of such employment, with the exception of:
(i)    the Agreement Regarding Employment and Proprietary Information and Inventions between the Company and Executive, (ii) any stock option, restricted stock, restricted stock unit award or other Company stock-based award agreements between Executive and the Company to the extent not modified by this Agreement, (iii) any indemnification agreement referenced in Section 1 and (iv) the Company’s employee benefit plans referenced in Section 3(c). This Agreement (including the documents described in (i) through (iv) herein) supersedes all prior negotiations, representations or agreements between Executive and the Company, whether written or oral, concerning Executive’s employment by or service to the Company.
(e)    Withholding Taxes: All payments made under this Agreement shall be subject to reduction to reflect taxes required to be withheld by law.
(f)    Counterparts: This Agreement may be executed by the Company and Executive in counterparts, each of which shall be deemed an original and which together shall constitute one instrument.
(g)    Headings: Each and all of the headings contained in this Agreement are for reference purposes only and shall not in any manner whatsoever affect the construction or interpretation of this Agreement or be deemed a part of this Agreement for any purpose whatsoever.
(h)    Savings Provision: To the extent that any provision of this Agreement or any paragraph, term, provision, sentence, phrase, clause or word of this Agreement shall be found to be illegal or unenforceable for any reason, such paragraph, term, provision, sentence, phrase, clause or word shall be modified or deleted in such a manner as to make this Agreement, as so modified, legal and enforceable under applicable laws. The remainder of this Agreement shall continue in full force and effect.
(i)    Construction: The language of this Agreement and of each and every paragraph, term and provision of this Agreement shall, in all cases, for any and all purposes, and in any and all circumstances whatsoever be construed as a whole, according to its fair meaning, not strictly for or against Executive or the Company, and with no regard whatsoever to the identity or status of any person or persons who drafted all or any portion of this Agreement.
(j)    Further Assurances: From time to time, at the Company’s request and without further consideration, Executive shall execute and deliver such additional documents and take all such further action as reasonably requested by the Company to be necessary or desirable to make effective, in the most expeditious manner possible, the terms of this Agreement and to provide adequate assurance of Executive’s due performance hereunder.
(k)    Governing Law: Executive and the Company agree that this Agreement shall be interpreted in accordance with and governed by the laws of the State of New York.
[Signature Page Follows]
(l)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

Dated: September 12, 2016            E*TRADE Financial Corporation
/s/ Kevin T. Kabat
___________________________________
By: Kevin T. Kabat, Lead Director

Dated: September 12, 2016	/s/ Rodger A. Lawson ___________________________________ Rodger A. Lawson

Exhibit A
This Release (this “Release Agreement”) is between Rodger A. Lawson (“Executive”) and E*TRADE Financial Corporation (the “Company”) (the “Parties”).

1.	Release:

a.
In exchange for the benefits described in Section __ of the Employment Agreement by and between the Company and Executive, dated September 12, 2016 (the “Employment Agreement”), Executive, on behalf of himself and his heirs, executors, administrators and assigns, releases and absolutely discharges the Company (including its subsidiaries and other affiliated entities, and each of their respective shareholders, directors, employees, agents, attorneys, and each of their legal successors and assigns) (the “Company Parties”) from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have, against the Company Parties arising out of or relating to any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time to and including the date of execution of this Release Agreement by Executive, including, but not limited to, claims relating to the Employment Agreement or any other offer letter or written or oral, express or implied, agreement or understanding between Executive and the Company and/or any awards, policies, plans, programs or practices of the Company that may apply to Executive or in which Executive may participate, including, but not limited to, any rights under bonus plans or programs of the Company and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of the Company, the parties’ employment relationship, the termination of that relationship, the Executive’s purchase or right to purchase shares of the Company’s stock, and any claims of breach of contract, infliction of emotional distress, fraud, defamation, personal injury, wrongful discharge or age, sex, race, national origin, industrial injury, physical or mental disability, medical condition, sexual orientation or other discrimination, harassment or retaliation, claims under the federal Americans with Disabilities Act, Title VII of the federal Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act (“ADEA”), 42 U.S.C. Section 1981, the federal Fair Labor Standards Act, the federal Employee Retirement Income Security Act, the federal Worker Adjustment and Retraining Notification Act, the federal Family and Medical Leave Act, the National Labor Relations Act, the Civil Rights Act

of 1991, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, any "whistleblower" or retaliation claims (to the extent permitted by applicable law); Executive Order 11246 or any other federal, state or local law, all as they have been or may be amended, and all claims for attorneys’ fees and/or costs, to the full extent that such claims may be released (the “Release”).

b.
The Release does not apply to claims which cannot be released as a matter of law or indemnification of Executive provided by the Company’s bylaws, charter, other corporate or organizational documents or other agreement concerning indemnification (including the Company’s insurance policies). The rights of Executive to indemnification and D&O insurance coverage with respect to all matters, events or transactions occurring or effected during Executive’s period of employment with the Company shall survive the termination of Executive’s employment. Executive acknowledges and agrees that, but for providing this waiver and release, Executive would not be receiving the economic benefits being provided under the terms of the Employment Agreement.

c.
Executive understands that Executive is releasing claims that Executive may not know about and that it is Executive’s knowing and voluntary intent even though Executive recognizes that someday Executive may regret having signed this Release. Nevertheless, Executive is assuming that risk and agrees that this Release shall remain effective in all respects in any such case. Executive expressly waives all rights Executive might have under any law that is intended to protect Executive from waiving unknown claims.

d.
Executive represents that Executive has no complaints, charges or lawsuits currently pending against any of the Company Parties arising out of or relating to Executive’s employment. Executive further covenants and agrees that neither Executive nor Executive’s heirs, executors, administrators, successors or assigns will be entitled to any personal recovery in any proceeding of any nature whatsoever against any of the Company Parties arising out of any of the matters released in Section 1(a).

2.
Older Workers Benefit Protection Act: In accordance with the Older Workers Benefit Protection Act, Executive understands and acknowledges that Executive has been advised of Executive’s opportunity to consult an attorney before executing this Release. Executive further understands and acknowledges that Executive has up to 21 days following the date of Executive’s termination of employment to execute this Release by dating and signing a copy of this Release and returning it to the Company, although it may be executed at any time within such period. Executive further understands that, once having executed this Release, Executive will have seven (7) days within which to revoke Executive’s consent, by sending written notice of revocation of the Release to the [TITLE] of the Company at [FAX] or [E-MAIL ADDRESS], which must be received by the Company within such seven (7) day period. If Executive revokes this Release during the seven-day period, Executive will not be eligible for and will be required to return all consideration received under Section __ of the Employment Agreement.
EXECUTIVE UNDERSTANDS THAT EXECUTIVE IS ENTITLED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AND THAT EXECUTIVE IS GIVING UP ANY LEGAL CLAIMS EXECUTIVE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE. EXECUTIVE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL OF THE PROVISIONS OF THIS RELEASE. EXECUTIVE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN SECTION __ OF THE EMPLOYMENT AGREEMENT.
Executive:

_________________________________        Date: _____________
Rodger A. Lawson